For Immediate Release
Corel Corporation Reports Fourth Quarter
and Fiscal Year End 2006 Results
Ottawa, Canada — January 18, 2007 — Corel Corporation (NASDAQ:CREL; TSX:CRE) today reported financial results for its fourth quarter and year ended November 30, 2006. Revenues in the fourth quarter of fiscal 2006 were $47.4 million, an increase of 4% over revenues of $45.6 million in the fourth quarter fiscal 2005. GAAP net income in the fourth quarter of fiscal 2006 was $9.4 million, or $0.37 per diluted share, compared to a GAAP net loss of $3.4 million, or $(0.17) per share in the fourth quarter of fiscal 2005.
Non-GAAP adjusted net income for the fourth quarter fiscal 2006 was $13.1 million, or $0.52 per diluted share, an increase of 90% compared to non-GAAP adjusted net income for the fourth quarter of fiscal 2005 of $6.9 million, or $0.35 per diluted share. Non-GAAP adjusted EBITDA increased 11% in the fourth quarter to $14.7 million, compared to $13.3 million in the fourth quarter of fiscal 2005.
In fiscal year 2006, Corel achieved revenue of $177.2 million, an increase of 8%, compared to $164.0 million in fiscal 2005. GAAP net income for the year was $9.3 million, or $0.40 per diluted share, compared to a GAAP net loss of $8.8 million, or $(0.45) per share, for fiscal year 2005.
Non-GAAP adjusted net income for fiscal year 2006 was $37.6 million, or $1.62 per diluted share, an increase of 31% from fiscal year 2005 of $28.6 million, or $1.47 per diluted share. Non-GAAP adjusted EBITDA for 2006 was $55.2 million, a 13% increase over 2005 non-GAAP adjusted EBITDA of $49.0 million.
A reconciliation of GAAP net income to non- GAAP adjusted net income and non-GAAP adjusted EBITDA is provided in the notes to the financial statements included in this press release.
“Corel closed a busy 2006 with a solid fourth quarter, delivering strong results on both revenue and earnings and continuing to execute against all facets of our strategy,” said David Dobson, CEO of Corel Corporation. “As we enter 2007, we are very excited about the acquisition of Intervideo, which we closed in December. This combination creates the broadest digital media portfolio in the industry, and will further our core strategy of expanding our partner ecosystem, delivering new products and growing in new and emerging markets. We expect that over the course of 2007, we will improve Intervideo’s gross margins, realize significant cost synergies between the two organizations, and drive increased value to our customers, partners and shareholders.”
Financial Guidance
There are several items related to the acquisition that will impact revenue and earnings for the first quarter and full year of 2007. These are as follows:
•	The acquisition closed on December 12, 2006, so Corel will not recognize approximately two weeks of revenue from Intervideo in the first quarter. In addition, revenue from OEM customers is primarily reported to Intervideo after the end of each calendar quarter. Corel is not able to recognize revenue that is reported from OEM customers for products sold prior to the close of the acquisition that traditionally would have been reported in Intervideo’s first quarter results. Beginning in our second quarter, we will be able to report the full Intervideo OEM revenue. The impact of these items on revenue will be approximately $15 million in the first quarter. The impact on earnings for both the first quarter and fiscal year 2007 will be approximately $7 million or $(0.27) per share.

•	Also, the company expects that it will no longer recognize approximately $15 million of revenue that was annually sold by Intervideo at cost. There will be no impact on earnings as a result of this change.

•	The company expects to rationalize approximately $5 million to $7 million of unprofitable revenue in fiscal 2007.

•	The company expects to take a one-time charge of approximately $8.5 million to in-process research and development and a $2 million restructuring and transition charge in the first quarter.
The combined impact of these changes on revenue is expected to be approximately $20 million in the first quarter and $35 million to $37 million in fiscal year 2007. More information about the Company’s financial guidance will be provided on their scheduled earnings conference call. Details on the call are provided below.
First Quarter Fiscal 2007 Guidance
Corel provided guidance for the first quarter ending February 28, 2007. The Company currently expects:
•	Revenue in the range of $51 million to $53 million.
•	GAAP net loss of $18 million to $20 million and a non-GAAP adjusted net loss of $1 million to a non-GAAP adjusted net income of $1 million.
•	GAAP EPS of $(0.70) to $(0.78) per share and non-GAAP EPS of $(0.04) to $0.04 per share, which reflects the aforementioned $(0.27) per share impact from the non-recognition of certain OEM revenue.
Fiscal 2007 Guidance
Corel provided guidance for the year ending November 30, 2007.
The Company currently expects:
•	Revenue in the range of $245 million to $255 million
•	GAAP net loss of $10.5 million to $13.5 million and non-GAAP adjusted net income of $33 million to $36 million.

•	GAAP EPS of $(0.40) to $(0.55) per share and non-GAAP EPS of $1.25 to $1.40 per diluted share, which reflects the aforementioned $(0.27) per share impact from the non-recognition of certain OEM revenue.
Corel will host a conference call to discuss its financial results at 4:30 p.m. Eastern Time today. To access the conference call, please dial (888) 802-2225 or (913) 312-1268. A live webcast and replay of the call will also be available through Corel’s Investor Relations website at http://investor.corel.com/events.cfm.
Forward-Looking Statements:
This news release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Such risks include competitive threats from well-established software companies that have significantly greater market share and resources than us, new entrants that benefit from industry trends, such as the increasing importance of Internet distribution and open source software, and from online services companies that are increasingly seeking to provide software products at little or no incremental cost to their customers to expand their Internet presence and build consumer loyalty. We rely on a small number of key strategic relationships for a significant percentage of our revenue and these relationships can be modified or terminated at any time. In addition, our core products have been marketed for many years and the packaged software market in North America and Europe is relatively mature and characterized by modest growth. Accordingly, we must successfully complete acquisitions, penetrate new markets or increase penetration of our installed base to achieve revenue growth. In addition, we face risks related to the acquisition of InterVideo, Inc., including the risk that disruption from the transaction may make it more difficult to maintain relationships with customers, employees, or suppliers. We face potential claims from third parties who may hold patent and other intellectual property rights which purport to cover various aspects of our products. These and other risks, uncertainties and other important factors are described in Corel’s Prospectus dated April 25, 2006, filed with the Securities and Exchange Commission (The SEC) pursuant to Rule 462(b) of the rules and regulations under the Securities Act of 1933 and Corel’s other filings with the SEC including Corel’s form 10-Q for the quarter ended August 31, 2006 under the caption “Risk Factors” and elsewhere. A copy of the Corel Prospectus and such other filings can be obtained on Corel’s website or on the SEC’s website a http://www.sec.gov. Certain of such risks are also included in Corel’s Canadian supplemented PREP prospectus dated April 25, 2006 available at http://www.sedar.com. In addition, these and other risks can be found in InterVideo’s previous reports filed with the SEC under the caption “Risk Factors” and elsewhere, including InterVideo’s 10-Q for the quarter ended September 30, 2006, which can be found on InterVideo’s website or on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.
Financial Presentation and Use of Non-GAAP Measures:
Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, which differ in certain material respects from Canadian generally accepted accounting principles. In addition, our financial statements and information in this release are presented in U.S. Dollars, unless otherwise indicated. This news release includes certain non-GAAP financial measures, such as adjusted net income and adjusted EBITDA. We use these non-GAAP financial measures to confirm our compliance with covenants contained in our debt facilities, as supplemental indicators of our operating performance and to assist in evaluation of our liquidity. These measures do not have any standardized meanings prescribed by GAAP and therefore are not comparable to the calculation of similar measures used by other companies, and should not be viewed as alternatives to measures of financial performance or changes in cash flows calculated in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the closes GAAP measures are set out in the notes to the financial statements attached to this news release.
About Corel Corporation
Corel is a leading global packaged software company with over 40 million users. The Company provides full-featured, easy-to-use productivity, graphics and digital imaging software and enjoys a favorable market position among consumers and small businesses. The Company’s award-winning product portfolio features popular, globally recognized brands, including CorelDRAW® Graphics Suite, Corel® Paint Shop® Pro, Corel Painter™ , Corel DESIGNER®, Corel® WordPerfect® Office, WinZip®, and iGrafx®. With hundreds of industry awards for leadership in software innovation, design and value, Corel’s products have built a loyal following of customers and partners around the globe. Corel’s products are sold in over 75 countries through an international network of resellers and retailers, original equipment manufacturers (OEMs), and Corel’s global websites.
Corel Corporation announced the completion of its acquisition of InterVideo, Inc., a leading provider of digital media authoring and playback software with a focus on high-definition video and DVD technologies, on December 12, 2006. In 2006, InterVideo acquired Ulead, a leading developer of video imaging and DVD authoring software for desktop, server, mobile and Internet platforms.

© 2007 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Snapfire, Painter, Corel DESIGNER, WordPerfect, WinZip, iGrafx, the Corel logo, InterVideo, Ulead, WinDVD and WinDVD Creator are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other trademarks are the property of their respective holders.
CRELF

Press Contact:
Gail Scibelli
617-539-9984
gail.scibelli@corel.com

Investor Relations Contact:
The Blueshirt Group
415-217-7722
Todd Friedman
todd@blueshirtgroup.com
Stacie Bosinoff
stacie@blueshirtgroup.com

Corel Corporation
Quarterly Financial results
For the quarter ended November 30, 2006
(in thousands, except per share data; unaudited)
Consolidated Condensed Statement of Operations

	Three Months ended			Year ended
	November 30,			November 30,
	2006		2005	2006	2005
Revenues — Product		$42,308	$41,438	$157,319	$148,308
Revenues — Maintenance and service		5,132	4,128	19,872	15,736

Total revenues		47,440	45,566	177,191	164,044

Cost of revenues — Product		5,947	5,393	21,339	18,461
Cost of revenues — Maintenance and service		264	256	1,142	1,154
Amortization of intangible assets		2,379	6,650	14,366	26,139

Total cost of revenues		8,590	12,299	36,847	45,754

Gross margin		38,850	33,267	140,344	118,290

Operating expenses
Sales and marketing		14,514	16,130	54,851	54,056
Research and development		6,683	5,869	25,883	23,538
General and administrative		6,864	5,333	24,285	19,851
Business integration costs		358	—	358	—
Restructuring		—	154	810	834
Other operating expenses		—	2,242	—	3,125

Total operating expenses		28,419	29,728	106,187	101,404

Income from operations		10,431	3,539	34,157	16,886

Other expenses (income)
Loss on debt retirement		—	—	8,292	3,937
Interest expense, net		1,927	3,682	11,331	12,608
Impairment (gain on disposal) of equity investment		—	(65)	—	(125)
Amortization of deferred financing fees		192	497	1,180	1,756
Other non-operating expense (income)		(294)	519	(565)	1,172

Income (loss) before taxes		8,606	(1,094)	13,919	(2,462)
Income tax expense		(761)	2,307	4,668	6,291

Net income (loss)		$9,367	$(3,401)	$9,251	$(8,753)

Net income (loss) per share
Basic
Class A	$	N/A	$(0.33)	N/A	(2.40)
Class B		N/A	(0.33)	N/A	(2.40)
WinZip Common		N/A	29.50	N/A	136.90
Corel Common		0.38	N/A	0.43	N/A
Diluted		0.37	N/A	0.40	N/A
Pro-forma basic		N/A	(0.17)	N/A	(0.45)
Pro-forma diluted		N/A	(0.17)	N/A	(0.45)

Shares used in basic per share amounts
Class A		N/A	N/A	N/A	3,737
Class B		N/A	N/A	N/A	8,321
WinZip Common		N/A	N/A	N/A	20
Corel Common		24,510	19,486	21,708	N/A

Shares used in diluted per share amounts
Class A		N/A	3,737	N/A	3,737
Class B		N/A	8,321	N/A	8,321
WinZip Common		N/A	20	N/A	20
Corel Common		25,171	N/A	23,156	N/A

Shares used in pro-forma per share amounts
Basic and diluted		N/A	19,486	N/A	19,486

Consolidated Condensed Balance Sheet

	November 30,	November 30,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$51,030	$20,746
Restricted cash	717	966
Accounts receivable
Trade, net	18,150	19,342
Due from related parties	—	667
Other	808	311
Inventory	914	726
Deferred tax assets, current portion	—	592
Prepaids and other current assets	2,300	2,343

Total current assets	73,919	45,693

Investments	203	334
Capital assets	3,651	3,532
Intangible assets	37,831	52,397
Goodwill	9,850	9,850
Deferred Income tax assets	—	284
Deferred financing charges and other long-term assets	5,232	8,746

Total assets	$130,686	$120,836

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable & accrued liabilities	$28,220	$30,152
Due to related party	167	334
Income taxes payable	235	—
Deferred revenue	12,719	11,755
Long term debt	1,426	16,934

Total current liabilities	42,767	59,175

Deferred revenue	2,015	2,085
Income tax payable	8,488	10,773
Long term debt	89,223	134,037

Total liabilities	142,493	206,070

Shareholders’ deficit
Share capital	30,722	(73,793)
Additional paid-in capital	4,612	7,427
Accumulated other comprehensive income	(46)	85
Deficit	(47,095)	(18,953)

Total shareholders’ deficit	(11,807)	(85,234)

Total liabilities and shareholders’ deficit	$130,686	$120,836

Consolidated Condensed Statement of Cash Flows

	Three Months ended		Year ended
	November 30,		November 30,
	2006	2005	2006	2005

Cash flow from operating activities
Net income (loss)	$9,367	$(3,401)	$9,251	$(8,753)
Depreciation	492	392	1,609	1,490
Amortization of deferred financing fees	192	497	1,180	1,756
Amortization of intangible assets	2,379	6,650	14,366	26,139
Stock-based compensation	781	737	3,232	1,731
Accrued interest	(2,612)	560	(322)	913
Provision for bad debts	45	120	195	529
Deferred income taxes	240	91	876	830
Unrealized losses on foreign exchange contracts	39	1	150	263
Gain on disposal of fixed assets	—	(4)	—	(20)
Loss on early retirement of debt	—	—	8,292	3,937
Gain on disposal of investments	—	—	—	(125)
Loss on interest rate swap recorded at fair value	310	—	810	—
Other non-cash charges	—	2,242	—	2,242
Operating Assets	6,612	9,980	(3,414)	9,527

Cash flow provided by operating activities	17,845	17,865	36,225	40,459

Cash flow from financing activities
Restricted cash	1	400	249	1,257
Utilization (repayment) of operating line of credit	—	—	—	(2,500)
Proceeds from term loan	—	—	90,000	153,000
Repayments of long-term debt	(251)	(2,375)	(150,323)	(83,575)
Payments on deferred purchase price	—	(250)	—	(750)
Financing fees incurred	(645)	(84)	(5,259)	(8,708)
Proceeds from public offering	—	—	69,132	—
Proceeds from issuance of common shares	—	—	—	—
Paid up capital distribution	—	(33)	—	(83,146)
Dividends	—	—	(7,500)	(14,135)
Other financing	—	5	(184)	5

Cash flow provided by (used in) financing activities	(895)	(2,337)	(3,885)	(38,552)

Cash flow from investing activities
Proceeds from redemption of investments	—	—	—	9,987
Proceeds on disposal of assets	—	—	—	20
Proceeds on disposal of investments	—	—	—	125
Acquisition of Jasc	—	(544)	—	(898)
Purchase of long lived assets, net of proceeds	(435)	(908)	(1,906)	(1,933)

Cash flow provided by (used in) investing activities	(435)	(1,452)	(1,906)	7,301

Effect of exchange rate changes on cash	(39)	10	(150)	(19)
Increase (decrease) in cash and cash equivalents	16,476	14,086	30,284	9,189
Opening cash and cash equivalents	34,554	6,660	20,746	11,557

Closing cash and cash equivalents	$51,030	$20,746	$51,030	$20,746

Non-GAAP Results

(In thousands, except per share data)

	Three Months ended November 30,		Year ended November 30,
	2006	2005	2006	2005

Non-GAAP Adjusted Net Income Calculation:
Net income (loss)	$9,367	$(3,401)	$9,251	$(8,753)
Amortization of intangible assets	2,379	6,650	14,366	26,139
Stock based compensation	781	737	3,232	1,731
Restructuring	—	154	810	834
Integration costs	358	—	358	—
Impairment gain on disposal of investments	—	—	—	(125)
Early contract termination costs	—	2,242	—	2,242
Reorganization costs	—	—	117	883
Amortization of deferred financing fees	192	497	1,180	1,756
Loss on debt retirement	—	—	8,292	3,937

Non-GAAP Adjusted Net Income	$13,077	$6,879	$37,606	$28,644

Percentage of revenue	27.6%	15.1%	21.2%	17.5%

Pro-forma diluted non-GAAP adjusted net income per share	$0.52	$0.35	$1.62	$1.47

Shares used in computing proforma diluted non-GAAP adjusted net income per share	25,171	19,486	23,156	19,486

Non-GAAP Adjusted EBITDA Calculation:
Cash flow provided by operating activities	$17,845	$17,865	$36,225	$40,459
Change in operating assets and liabilities	(6,612)	(9,980)	3,414	(9,527)
Interest Expense	1,927	3,682	11,331	12,608
Income tax expense, net	(761)	2,307	4,668	6,291
Accrued interest	2,612	(560)	322	(913)
Provision for bad debts	(45)	(120)	(195)	(529)
Unrealized losses on foreign exchange contracts	(39)	(1)	(150)	(263)
Deferred income taxes	(240)	(91)	(876)	(830)
Loss on interest rate swap recorded at fair value	(310)		(810)
Integration costs	358	—	358	—
Gain on disposal of fixed assets	—	4	—	20
Restructuring	—	154	810	834
Reorganizational costs	—	—	117	883

Non-GAAP Adjusted EBITDA	$14,735	$13,260	$55,214	$49,033

Percentage of revenue	31.1%	29.1%	31.2%	29.9%

Other Supplemental Information

Revenue by Product Segment Productivity	$18,950	$17,921	$78,177	$67,597
Graphics and Digital Imaging	28,490	27,645	99,014	96,447

Total	$47,440	$45,566	$177,191	$164,044

As percentage of revenues Productivity	39.9%	39.3%	44.1%	41.2%
Graphics and Digital Imaging	60.1%	60.7%	55.9%	58.8%

Total	100.0%	100.0%	100.0%	100.0%

Revenue by Geography Americas	$25,306	$25,494	$104,447	$98,412
Europe, Middle East, Africa	17,918	15,722	58,253	52,965
Asia-Pacific	4,216	4,350	14,491	12,667

Total	$47,440	$45,566	$177,191	$164,044

As percentage of revenues Americas	53.3%	56.0%	58.9%	60.0%
Europe, Middle East, Africa	37.8%	34.5%	32.9%	32.3%
Asia-Pacific	8.9%	9.5%	8.2%	7.7%

Total	100.0%	100.0%	100.0%	100.0%

Allocation of Stock-Based Compensation Expense
Cost of revenues — Product	$7	$3	$26	$15
Cost of revenues — Maintenance and service	2	1	8	4
Sales and marketing	227	191	770	583
Research and development	89	52	306	197
General and administrative	456	490	2,122	932

Total	$781	$737	$3,232	$1,731